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                                                                     Exhibit 8.1

                                                       February 29, 2000

PE Corporation
761 Main Avenue

Norwalk, Connecticut 06859

Ladies and Gentlemen:

          We have acted as special counsel to PE Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (which, pursuant to Rule 462(b) of the Securities Act of 1933, as amended, incorporates the Registration Statement on Form S-3, File No. 333-95771) filed by the Company with the Securities and Exchange Commission on February 29, 2000 (the "Registration Statement") which provides for the public offering of up to 655,500 shares of PE Corporation-Celera Genomics Group Common Stock. All capitalized terms used in this opinion letter and not otherwise defined herein shall have the meaning ascribed to such terms in the prospectus (the "Prospectus") that is part of the Registration Statement.

          In delivering this opinion letter, we have reviewed and relied upon the Prospectus. In addition, we have examined such other documents, and have made such other and further investigations, as we have deemed relevant and necessary as a


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PE Corporation                        -2-                      February 29, 2000


basis for the opinion hereinafter set forth. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies of documents submitted to us. We have also assumed that the offering of the Celera Genomics Group Common Stock will be consummated in the manner described in the Prospectus.

          Our examination of the Prospectus has, consistent with the nature of our engagement, not included a review or investigation of the information concerning the Company set forth therein or any other information set forth therein, and, accordingly, we express no opinion or view with respect thereto.

          Based upon the foregoing, and subject to the qualifications and limitations stated herein, we hereby confirm (i) our opinions set forth in the Prospectus under the caption "Certain United States Tax Consequences" and (ii) that the statements set forth in the Prospectus under such caption, insofar as they purport to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

          Our opinion is based upon the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder


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PE Corporation                        -3-                      February 29, 2000


and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in the law may cause the tax treatment of the transaction referred to herein to be materially different from that described above.

          We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

          We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the use of our name in the Prospectus under the captions "Certain United States Tax Consequences" and "Legal Matters".

                                                  Very truly yours,



                                                  SIMPSON THACHER & BARTLETT

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